EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          DISCOVERY LABORATORIES, INC.

The Corporation was originally incorporated on November 6, 1992, under the name "Ansan, Inc."

FIRST: The name of the corporation (hereinafter called the "Corporation") is Discovery Laboratories, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Authorization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000 consisting of 60,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal, or otherwise alter the Bylaws.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: The Corporation reserves the rights to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

EIGHTH: A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between the provisions of such Certificate of Incorporation and this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Discovery Laboratories, Inc., has caused this Certificate of Amendment to be signed this 18th day of September 2002.

                          DISCOVERY LABORATORIES, INC.

                           By: /s/ Robert J. Capetola
                              --------------------------
                              Name: Robert J. Capetola, Ph.D.
                              Title: Chief Executive Officer